EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-86923) pertaining to the American Physician Partners, Inc. 1996 Stock Option Plan of Radiologix, Inc. of our report dated February 17, 2004 with respect to the consolidated financial statements and schedule of Radiologix, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Dallas, Texas

March 12, 2004